Exhibit 99.6

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

GARTNER, INC.

Moderator: Gene Hall

January 5, 2017

8:30 a .m. ET

Operator:	This is conference # 46334837

Good morning ladies and gentleman, welcome to the Gartner investor conference call to discuss the acquisition of CEB. Please note that this event is being recorded, simultaneously webcast, and will be archived at investor.gartner.com.

All participants will be in a listen only mode, should you need operator assistance please press star then zero. After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star and then one on your touch tone phone. To withdraw your question please press the pound key.

I would now like to turn the conference to Mr. Sherief Bakr, Group Vice President Investor Relations. Please go ahead sir.

Sherief Bakr:	Thank you (Paula) and good morning everyone. Welcome to Gartner’s call to discuss the acquisition of CEB as disclosed in today’s press release.

With me today in Stanford is our Chief Executive Officer Gene Hall and our Chief Financial Officer Craig Safian. After our prepared remarks you will have an opportunity to ask questions. I would like to remind everyone that the press release and slides accompanying today’s call are available on our website at investor.gartner.com.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Now before we begin I’d like to remind you that certain statements made on this call may constitute forward-looking statements. Gartner’s actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Additional information regarding forward-looking statements are detailed on slide two of this webcast presentation.

And with that, I’d like to hand the call over to our CEO, Gene Hall, Gene.

Gene Hall:	Thank you everyone and good morning. I’m excited to talk to you about our agreement to acquire CEB and how it’s going to advance our strategy to drive long-term growth and value for our shareholders. Turning to slide three, this transaction has multiple, compelling shareholder value drivers. We’ll take you through each of them in detail, but in short, here’s what you should take away from this announcement.

First, this is a highly complementary combination. The Gartner brand is known for delivering independent, objective insights through syndicated research and advisory products to all levels of IT, Supply Chain and Marketing professionals. CEB is widely admired for delivering best practice and talent management insights to executives in other functions such as HR, Sales, Finance and Legal. Together, we create the leading global research and advisory company serving all the major functions in enterprise.

In addition to being highly complementary, this transaction is immediately accretive to Gartner’s adjusted EPS and we expect it to be double-digit percent accretive to our adjusted EPS in 2018. We’re also targeting double-digit contract value growth for CEB by the third full year after closing.

We have a proven track record of success with our syndicated research model, we know how to operate at scale, and we have a highly-experienced and tenured leadership team with significant breadth and depth. As many of you may know, we have a vast market opportunity. This deal significantly expands that already large opportunity, which further enhances our ability to drive long-term growth.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Finally, we expect the combined company to deliver long-term, double-digit growth in revenues, earnings and free cash flow while maintaining a strong balance sheet and liquidity profile.

Turning to slide four. Our mission is and has been to provide high value research and insights that address an enterprise’s mission critical priorities. When we work on clients’ mission critical priorities, the value we provide is tremendous and our renewal rates are also very high. This is particularly true because the cost of our services is at least an order of magnitude less expensive than the alternatives.

If you turn to slide five, you’ll see that we are currently achieving our mission in three enterprise functions: IT, Supply Chain and Marketing. Gartner’s foundation is in information technology. We’ve developed this business over time both organically and through acquisitions such as Meta, Burton, and Ideas International.

Other functional areas beyond IT can benefit from the syndicated research approach. And to address this opportunity, we added syndicated research products for Supply Chain and Marketing. We acquired AMR in 2009 to provide the foundation for our Supply Chain business and just last year we added – supply chain – SCM World.

In 2013, we organically developed a syndicated research product line to address the mission critical priorities of marketing professionals. And we did this without degrading margins. Both our Supply Chain and Marketing businesses have been highly successful with organic contract value growth rates exceeding 25 percent with economics similar to our IT business.

Turning to slide six. We have enormous, organic growth opportunities. But acquisitions have always been a core part of our strategy, because they can be a great way to accelerate growth in our target markets and to enter closely adjacent markets.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

We’ve always been highly disciplined in our acquisition approach, ensuring great strategic fit at the appropriate value. All of these acquisitions have been highly successful, accelerating our growth rate and/or expanding our market opportunity.

Having demonstrated the value in providing syndicated research services to IT, Supply Chain and marketing professionals, we recognize that other corporate functional areas can also get high value from this model. And this would provide another great growth opportunity for Gartner.

And turning to Slide Seven, CEB has built a great business delivering best practice and talent management insights. They have unique and highly valued expertise in areas of the enterprise we have not traditionally supported, such as HR, sales, finance and legal.

For more than 30 years, CEB has leveraged the world’s strongest executive network, creating a world-class franchise that serves more than 10,000 global enterprises and over 21,000 executives worldwide.

In addition to complementing the C-level roles and functions that Gartner currently serves, CEB’s business model is a recurring revenue subscription-based model with upfront invoicing and strong cash flow conversion, just like ours.

In addition to complementing the C-level roles and functions that Gartner currently serves, CEB’s business model is a recurring revenue subscription-based model with upfront invoicing and strong cash flow conversion, just like ours.

At Gartner, we’re very familiar with CEB, having studied them closely for more than a decade. Now CEB’s clients rate their products and services very highly. For example, on slide eight are summary results of a recent survey by

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

an independent third party. Clients rate their products as high quality with high net promoter scores. They see strong and ongoing value from their subscriptions. They value all components of the offerings. And they tend to increase usage over time.

So, like Gartner, CEB has great products that are incredibly highly valued by clients.

Turning to Slide 9. When you combine the services for IT, Supply Chain and Marketing provided by Gartner together with CEB’s expertise in human resources, sales, finance and legal, the combined company will address the mission critical priorities of key functions across the enterprise.

Gartner and CEB are highly complementary businesses, as you can see on slide 10. Gartner’s analyst-driven syndicated research services are complementary to CEBs best practices and talent management insights and together, provide a comprehensive and differentiated suite of services.

Combining the functional areas covered by Gartner with those covered by CEB will allow us to address the mission critical priorities of virtually all functional leaders across the enterprise. Gartner’s strength in serving companies of all sizes gives us the opportunity to expand CEB’s offerings beyond the current focus on the Fortune 500 and Fortune 2000.

Finally, our proven ability to operate on a global scale, track record of success and consistent double-digit growth coupled with CEB’s highly valued products and services, enables us to target double-digit contract value growth for CEB by the third full year after closing.

Summarizing, on slide 11, the acquisition directly supports Gartner’s growth strategy. CEB and Gartner are highly complementary subscription-based information services companies with strong cash flow conversion. We’ll be more than 13,000 associates strong delivering value to clients around the world.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Together, we create the leading global research and advisory company serving all major functions in the enterprise. Now I’ll now turn the call over to Craig, to take you through some more additional details related to the transaction.

Craig Safian:	Thank you Gene and good morning and good morning and good afternoon to everyone on the call. This is a very exciting day for both Gartner and CEB and, as Gene mentioned, we are thrilled to be able to share our new with you today.

I’ll start on slide 12 which puts a finer point on Gene’s last comment and gives you a snapshot of what the combine business looks like. On a pro-forma basis, the combined company’s reported results for the 12 months ending September 30th 2016 include, $3.3 billion in adjusted revenue, $693 million in adjusted EBITDA, $463 million in free cash flow. This provides a very strong financial foundation to continue to capture our vast market opportunity.

Let me briefly review the key terms of the transaction, which are outlined on slide 13. We have entered into a definitive agreement to acquire CEB in a cash and stock transaction, valued at $2.6 billion, with an enterprise value of $3.3 billion including the assumption and re-financing of CEB’s existing net debt.

Under the terms of the agreement, CEB shareholders will receive $54 in cash and 0.2284 shares of Gartner’s common stock for each share of CEB common stock they own – implying a 70 percent cash and 30 percent stock mix for the offer.

The total value of $77.25 per share represents a premium of 31 percent compared to the volume weighted average stock price of CEB over the past 30 days and a 25 percent premium compared to yesterday’s closing price. This provides CEB shareholders with immediate and substantial value, while enabling them to benefit from the upside and significant growth prospects of the combined company.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Upon completion of this transaction, Gartner shareholders will own approximately 91 percent of the combined company and CEB shareholders will own approximately 9 percent. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close in the first half of 2017, subject to the approval of CEB shareholders, regulatory approvals and other customary closing conditions.

In terms of financing the transaction, we plan to fund the deal through a combination of the issuance of approximately eight million Gartner shares, cash on hand, debt from our existing credit facilities and additionally – additional fully committed debt financing which will ultimately include a new term loan B facility and new high yield notes.

Based on our expected mix of debt and current market rates, we estimate that our average borrowing costs will be between 4.25 and 5 percent. After the completion of the acquisition, we expect our pro-forma net leverage to be approximately 4.25 times EBITDA, which still gives us about half a turn of revolver capacity.

Consistent with the negative working capital dynamics that are a key characteristic of our subscription-based business models, both companies have extremely strong cash flow fundamentals, generating free cash flow well in excess of net income. This is a trend we expect to continue, which will allow us to quickly de-lever.

The primary use of our free cash flow after closing will be to de-lever and we are targeting to reduce our gross leverage to approximately 3 times EBITDA within 24 to 36 months.

Turning to slide 14. Consistent with our target to rapidly de-lever, we plan to maintain a strong balance sheet and liquidity profile that will continue to give us the ability to execute further value enhancing initiatives. Our capital deployment priorities are unchanged and once we have reached our targeted leverage ratio, we will resume our focus on executing additional value creating acquisition opportunities and returning capital to shareholders through our share repurchase program.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

We will continue to execute on initiatives that create the most value for our shareholders, carefully assessing the value we can generate from potential acquisitions relative to the accretion from buy backs. In the case of our agreement to acquire CEB, the acquisition math was clearly significantly more accretive than buying back stock, even on a risk adjusted basis.

As you can see on slide 15, we believe this is a very attractive deal from a financial perspective, both in the short and long term. First, the acquisition is expected to be immediately accretive to our adjusted EPS, with double digit percentage accretion in 2018. This assumes no cost synergy benefit. Just to underscore that last point – we are targeting double-digit accretion percentage in 2018, without any benefit from cost synergies.

And while this acquisition is really about growth and leveraging our complementary assets and business model fundamentals, we do expect to realize annualized cost synergies of approximately $25 to $50 million beginning in 2018. These savings include redundant public company costs, redundant processes, as well as the opportunity to consolidate our real estate portfolios.

As Gene mentioned, by the third year after closing we target double-digit contract value growth for CEB, which will expand our base of highly profitable, highly visible, recurring, subscription-based revenue streams.

And as you think about the combined business over the longer-term, we expect to continue our trend of delivering sustainable double-digit growth in revenue, earnings and free-cash flow while maintaining a strong balance sheet and liquidity profile.

Turning to slide 16, we are executing this transaction from a position of strength. Our market opportunity in IT, supply chain, and marketing remain vast and untapped.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

The rate and pace of change (of technology) is accelerating and our clients rely on us to help them navigate the rapidly changing and complex environments. We continue to deliver tremendous value to our clients every day. Together with the investments we are making and our focus on innovational and operational excellence, we are confident in achieving our target of 15 to 20 percent long term annual revenue growth for Gartner Research.

And as we mentioned on our Q3 earnings call, we expected to see acceleration of our CV growth rate and sales productivity sequentially into Q4. And I’m happy to report that while we’re still wrapping up our final numbers, we did in fact accelerate our contract value growth and productivity in Q4. Turning to slide 17, which outlines the roadmap to completing the transaction. As mentioned earlier, we expect to close the transaction in the first half of 2017 subject to the approval from CEB shareholders and the applicable regulatory bodies.

Between signing and closing, proxy materials and a form S4 will be filed with the SEC. We then plan to market and complete our new debt financing package. I’ll turn the call back to Gene who will take you through our plans to accelerate CEB’s growth. Gene?

Gene Hall:	Thanks, Craig. So, please join me on slide 18. The combined company will create value from several sources. First, we’re going to combine CEB’s great products with Gartner’s proven operating practices to improve retention and new business growth. Second, we’ll expand distribution of CEB’s products, leveraging Gartner’s global footprint and market presence.

Third, we’ll develop new syndicated research products leveraging CEB’s outstanding content targeting midsized enterprises, which is a Gartner strength. And beyond these three major sources of value creation, we’ll also add technology insights to CEB’s existing offerings to increase the value declines from these offerings. In today’s world, technology is critical to every function, every enterprise and Gartner is the world’s expert in technology.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

And finally, with the combination of two public companies, we expect cost synergies of 25 to $50 million annually. Taken together, these will accelerate CEB’s growth in contract value, revenue, and EBITDA. Let me give you a couple of examples. Turning to slide 19. Gartner has developed a set of best practices in areas such as retention that’s allowed us to have world class wallet retention of approximately 104 percent. This is about 16 percentage points higher than CEB’s comparable number.

Just closing half this gap with no other improvements would increase CEB’s contract value growth rate to high single digits. And we’re confident that with Gartner’s proven practices, CEB’s wallet retention can achieve similar levels to Gartner. In addition, we have proven practices in areas beyond retention such as sales recruiting, training and tools, customer service processes, and product management.

The second area of value creation is expanding distribution of CEB’s products, leveraging Gartner’s global footprint and market presence. As you can see on slide 20, today CEB has a small – CEB’s segment revenue is smaller than Gartner outside of the U.S. The same number at Gartner is something like twice as high. Distributing CEB’s existing products across Gartner’s global footprint will contribute to accelerating growth.

The third area of value creation is introducing new products. As you’ll see on slide 21, Gartner and CEB have existing functional offerings in the global enterprise and large enterprise space. But Gartner also has substantial strength in serving midsize enterprises. We plan to create new research and advisory services utilizing CEB’s outstanding content and Gartner’s expertise and scale in serving midsize enterprises.

This will also contribute to accelerating growth. These three strategies together with adding technology insights to CEB’s existing products and capturing cost synergies, are expected to accelerate CEB’s growth and contract value revenue, EBITDA, and cash flow. We’re confident in our ability to execute these strategies. As you can see on slide 22, we have a decade-long track record of sustained and consistent success.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

This was driven by strong, experienced leadership team that created and executed the playbooks that drove the success. The Gartner leadership team together with the CEB leadership team have the bandwidth to take on new strategies that’ll accelerate CEB’s growth. In addition, Gartner has an extremely strong set of leaders at the level below the leadership team will be crucial in driving this growth acceleration. So, with the breadth, depth, and leadership capacity to execute these strategies.

Turning to page 23, here’s what you should take away from today’s discussion. This is a highly complementary combination. Together we create the leading global research and advisory company serving all major functions of the enterprise. In addition, this transaction is immediately accretive to Gartner’s adjusted EPS and we expect it to be double-digit percent accretive to our adjusted EPS in 2018.

We’re also targeting to achieve double-digit contract value growth for CEB by the third full year after closing. We have a proven track record of success with our syndicated research model. We know how to operate at scale and we have a highly experienced leadership team with significant breadth and depth. As many of you may know, we have a vast market opportunity.

This deal significantly expands that already large opportunity which further enhances our ability to drive long term growth. Finally, we expect the combined company to deliver long term double-digit growth in revenues, earnings, and free cash flow while maintaining a strong balance sheet and liquidity profile. With that, we’ll be happy to answer your questions. Operator?

Operator:	The floors are open for your question. To ask a question, please press star then one on your touchtone phone. To withdraw your question, please press the pound key. Your first question comes from Anj Singh of Credit Suisse.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Anj Singh:	Thanks for taking my questions. I guess first off, Gene, in light of your comments that you’ve been studying the organization for close to 10 years, could you just talk a little bit about what drove timing for the deal?

Gene Hall:	Sure. Basically what the – we have – as you said, we’ve studied the company for more than a decade. Over that time period, we’ve done things like move from just IT into things like supply chain and marketing. We’ve also substantially strengthened our management team and so we’re at a point today where we think this – we’re ready for this combination and we’ve shown and have confidence that our syndicated research model works well in areas outside of IT.

So, the – in a sense, the stars kind of aligned.

Anj Singh:	OK, got it. And, you know, with regards to your target on accelerating contract value growth at CEB to the double-digit level in three years after closing, it seems like CEB has been struggling to do this for the past couple years. And, you know, I guess could you just give us the high level overview of what gives you confidence that you can do this in the three year mark?

Gene Hall:	Sure. So, first as I mentioned on the call, CEB has great products. As I said, we studied them for a long period of time, we did customer research on them, they have great products that are very highly regarded by their clients. As you said, they’ve had a little bit of struggle with growth. And so, if you look at Gartner, we’ve developed all of the sorts of playbooks, processes, tools, that really support sustained growth over long period of time.

And so thought there is by combining our both – all of the playbooks we have for growth with their great products that are really highly viewed by their clients, and again if you think about the leadership team capabilities they have in terms of providing great products, with our leadership team’s capability in providing great operational expertise and sustained growth, we think that gives us a lot of confidence.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

And got to say also, as I mentioned a moment ago, this is in a really good spot for Gartner today. We have a leadership team that’s been very stable, they have developed all these playbooks, they know them well, and have the bandwidth today to take on a lot more than if you looked back like, you know, seven or eight years ago.

Craig Safian:	And I’ll – this is Craig. As Gene mentioned in the prepared remarks, you can see the fairly large gap between their wallet retention and our wallet retention. As Gene mentioned, even closing half the gap gets you almost to double digit growth without hitting any of the other elements that Gene just discussed.

Gene Hall:	Yes, so if you look – as we look at the different measures of the business, that’s the easiest one to communicate is that we know how to drive great retention and closing that gap alone, just that single thing, can get us into double-digit growth. And that’s just one of our playbooks, that’s not all of our playbooks.

Anj Singh:	OK, got it. That’s super helpful. I’d like to sneak in one quick one. I guess as you guys look at the combined entity longer term, do you envision one that’s just as mission-critical and resilient as a standalone Gartner today? I think one of the things investors have always appreciated about your company as it relates to the IT levered end market is your ability to grow double-digits despite, you know, choppiness in the macro or a less than ideal macro backdrop whereas CEB seems to have had a little bit more of a struggle in this regard.

So, any thoughts on your ability to sustain double-digit growth despite a less than favorable macro environment? Thanks.

Gene Hall:	Yes, so great question. So, we have developed playbooks for doing that as well so it’s not kind of built into the system automatically, we’ve developed playbooks for doing that. And at the heart of it is, when you’re working on a client’s mission-critical priorities, the things that really – they’re going to get fired over, the things that are most important to their business, they have those same priorities whether it’s good times or bad.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

And that’s true whether it’s IT, whether it’s marketing, whether it’s supply chain. You know, whether it’s HR. If you’re working on mission-critical priorities, they have those in good times or bad. And that’s kind of the thing that – when we work on those things, that’s what drives the (slower) business. We’ve done that very well, we know how to do that with CEB’s business as well and we’ll build that in.

Anj Singh:	OK, thanks so much. I’ll hop back in the queue.

Operator:	Your next question comes from Manav Patnaik of Barclays.

Manav Patnaik:	Yes, thank you. Good morning, gentlemen. I guess we’ll get a lot of the details once the proxy or the merger background comes out but it sounds like, you know, with the go-shop here and stuff that’s been included, this deal came together more quickly than something you were working on historically. Is that fair? I was just hoping for some background on whether this was something you’ve been targeting for a while or, you know, because there were some other assets out there at least in the press that we thought would be the ones you guys would go after.

And so, just curious if this came down to the only one that was available.

Craig Safian:	Hey, Manav, good morning, it’s Craig. As you mentioned, the definitive agreement does contain go-shop provision with customary terms and conditions for a transaction of this nature. The details of the go-shop you’ll see in the merger agreement that we’ll file probably later today, actually. And when the proxy’s filed, you’ll see all the details related to the timing at that point.

Gene Hall:	And just to follow up on point, we didn’t do this because it was the only one available, we did it because it’s a great strategic fit and it’s going to add a tremendous amount of value.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Manav Patnaik:	OK, I mean – OK, fine. And then, just maybe some color on the decision to use stock. I mean, I guess you guys didn’t really need to do that so was that a requirement from CEB side or just some color there?

Gene Hall:	Manav, you know, the way we thought about it was – and if you recall, last spring we put in place a new significantly larger credit facility and we did that contemplating potentially larger deals where we would flex up. And it’s a great facility with really great terms and great pricing. And I’d say two things. One is that we’re able to structure the deal with a 70 percent cash, 30 percent stock mix.

We’re actually able to keep that credit facility in place and then expand it. But being able – us being able to keep that very good facility in place is very important for us. Number two, as we’ve talked about the combination and because the strategic rationale was so compelling, it made sense on both sides for the combined company or the CEB shareholders rather to participate in the upside.

And so, it was a really strong balancing of those two factors that led us to the mix that you’re seeing today.

Manav Patnaik:	OK. And then just one last one from me which is, you know, the – I guess on what we refer to as the core CEB side, I think I can understand that. I was just curious on their talent measurement side, the SHL acquisition that they had done, that model and that target there is completely different from your subscription side. So is that something you intend on keeping and maybe transitioning to subscription and how should we think about that?

Gene Hall:	Yes, so CEB has already been in a process of transitioning that to the subscription-based business and that has been – that has actually been going very well. I think it’s met their expectations in terms of how fast that transition’s been happening. So we think that as you transition that to a subscription-based business it can be done and clients like that. And then it does (good for a well net) portfolio.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Manav Patnaik:	OK. All right, thanks guys.

Operator:	Your next comes from Tim McHugh of William Blair & Company.

Tim McHugh:	Hi guys. Just a question on the CIO focused part of CEB, where’s there’s overlap directly with Gartner. What’s the plan for that, I guess?

Gene Hall:	So if you look at CEB, the entire IT part of CEB is a relatively small part; think less than 15 percent of the entire company. And then even within that part our – the Gartner offerings and the CEB offerings are very different. And I’ll give you an example.

Most people when you think of Gartner think of things like magic quadrant or vendor ratings. And those are – we help people – we help IT departments make decisions on kind of what products and services to buy, how to deploy them, things like that. If you look at CEB’s offerings, they don’t have any of those.

There’s nothing equivalent to a magic quadrant or a vender rating or how to make – what are the right technology choices to make. It’s a bit more about the softer side of how you run an IT department. And so the – they’re actually – even in IT it’s actually very complementary, because our products are actually very different in terms of the value that we provide to clients.

Tim McHugh:	OK. Would that stay as two, I guess, almost competing or separate products for clients then? Or would you integrate those?

Gene Hall:	So the – I think what – they’re going to stay as separate products; because, again, they hit different kinds of value. I think it lets us have an offering that is a broader – and provides a different kind of value than we would provide just with the traditional Gartner offerings. So again, I think you can see – again, we’ve studied the CEB offerings extensively. And, including IT, they are highly differentiated from Gartner and add a lot of value to clients in a very different way.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Tim McHugh:	All right. Maybe just one question on a higher level; I guess – one of the statements you’ve made is that you’re very comfortable with the quality of the products from CEB and it’s really about executing on the sales force. And the question, actually, I think investors have debated with CEB for a while, whether it is just an execution issue or if there’s something with the addressable market and/or, I guess, the value proposition that clients are getting from the product.

So can you elaborate how you got comfortable with that question? I guess in that topic that it is – there are really just things that you can do with the sales force that aren’t being done and there’s nothing, I guess, broader that’s causing the slowdown in net growth.

Gene Hall:	Yes. So, as I mentioned, we have studied – we’ve gone to clients and asked them how they used these clients and how they value them. Why they renew, why they don’t renew. We’ve studied this extensively and again, over a decade, with the most recent study being I think last Summer.

And so we understand the products. And the clients get tremendous value out of these products. You can have great products and then, if you don’t have the right kind of service and sales process that support them, you won’t get great renewal rates. If I look back at Gartner a decade ago, when I first – or 12 years ago when I first joined, Gartner was kind of in a similar situation.

Where – we still had magic quadrants, we had great research. But Gartner at the time was shrinking and unprofitable. And by putting in the right operational practices, combine that with the great underlying products, we got Gartner to great growth. That’s the exact same thing here as we look at it.

That it’s – is issue is not that the products aren’t great, they actually are terrific. It’s a matter of – it’s all the operational pieces around it that, again, we’ve developed those playbooks for now a decade. And our leadership team has tremendous depth in how to do them.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

And again, in terms of timing for Gartner, our leadership team not only knows how to do it, they have the bandwidth to take this on. And so we’re really confident, as we look at the details that by applying some of the same playbooks that we did within Gartner over the last decade, we can get their retention and new business growth up to the same levels as Garter’s at; because they have a terrific product.

Tim McHugh:	OK, thank you.

Operator:	Your next question comes from Toni Kaplan of Morgan Stanley.

Toni Kaplan:	Hey, good morning. CEB’s been more tilted towards a larger sized customer base, similar to Gartner, but has been trying to expand in the middle market for – I believe it’s a few years. Could you just give us a sense of how you expect that to progress – I guess how it’s been progressing and how you sort of expect to accelerate that. And then, just on the product opportunities slide, it seems like that’s where a lot of the opportunities should come from. And is that the right way to think about it?

Gene Hall:	So let me address half first and then I’ll come back to the slide. So first, the – CEB has had a larger customer focus, focusing on larger clients. Gartner, as you know, we serve all size clients and we have double digit growth in all of the size ranges. And, in fact, actually the smaller clients have slightly faster growth than larger clients.

Larger still have double digit growth, but have slightly smaller – slightly faster growth. It’s a nervous market. You have to serve smaller clients differently than you serve mid-sized or larger clients. It took us some time to figure this out. Again, when I first joined Gartner we didn’t do very well with small clients.

We’ve developed a whole set of how you serve those clients that we’ve implemented in Gartner. Again, that’s a – an extremely, extremely well performing segment for us. When we look at CEB, just like Gartner 10 years ago, they’re kind of tuned for the larger clients as you pointed out.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

We know how to change their offerings to take the great content they have, but change how it’s sold and how it’s serviced and how you package it. So it’s packaged to, actually targeted at, these small to mid-sized enterprises, which gives us a lot of confidence that we can accelerate that growth rate – that growth rate.

Toni Kaplan:	OK, great. And then you mentioned that you’re targeting the double digit contract value growth for CEB in the third year. Are there shorter term milestones that we can look at to sort of use ensure that that’s on track and that the cost synergy’s targets are on track? Anything sort of in the, I guess, nearer term than third year?

Craig Safian:	Hey, good morning, Toni. So when we close the transaction we’ll provide some further transparency there. And then, as we get into reporting quarter after quarter, we’ll also make sure that we’re providing the appropriate amount of transparency so that our investors can measure progress.

Toni Kaplan:	OK.

Gene Hall:	And I would add, too, that the – if you think about the things I laid out, some of them are – you can execute them shorter term. Some will take longer to do. So, for example, achieving the cost synergies by and large we think you can do pretty quickly. Secondly then, on the kind of timing list, achieving improvements in retention and kind of the wallet retention rates, we think that’s sort of in the second timeframe.

Again, all this is going to be parallel, which is the sort of time to impact. And then by the time we introduce new products, obviously from developing new products to get it and have it be meaningful in a large (inaudible) will take a little longer. So we’re expecting to see that CV growth accelerate over time as each of these things kick in, which is why we’re saying over a three year period.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Toni Kaplan:	Got it. And then, just lastly, you’ve mentioned your TAM a number of times in presentations in the past and just wondering if this expands the TAM or just gives you better position within the ancillary functions outside of core IT, supply chain and marketing.

Gene Hall:	So it substantially improves our available market. Today we don’t have anything in the functions that CEB is in. So like HR; there’s nothing in our market with HR or with finance. And so all the areas that CEB’s in that we’re not in today, that expands that available market. So our available market opportunity is going to be much larger than it is today. We’ve not quantified that yet. But you can just think about; adding all of these other functions is a huge opportunity.

Toni Kaplan:	Terrific, thanks a lot.

Operator:	Your next question comes from Gary Bisbee of RBC Capital Markets.

Gary Bisbee:	Hey guys, good morning. So – I guess, when you think about CEB’s business, are there investments that you think you’re going to need to make? You talked about handling sales and service differently to improve retention. Should we think that there’s going to be some intermediate term investments that might initially offset the cost synergies or do you believe that that cost synergy number is net of any major changes in how you invest to run it?

Gene Hall:	So the short answer is that that’s net. So we believe that there are lots of cost synergies and we’re going to – to your point, it’s going to take some investments to do things like put in new service process. To do things like develop new products, expand the sales force; those take investments. But we believe that there are a lot of cost synergies that we’ve already identified. And so when we gave you the $25 to $50 million, that’s kind of net of what we expect to see after we’ve made investments in the business to accelerate growth.

Gary Bisbee:	And then, one of the challenges that I think CEB’s had in clearly not running their sales business anywhere as near as effectively as you have is that they’ve changed account packages, they’ve changed the comp model. There’s been a lot of change in the last two to three years.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

I guess, how confident are you that, as you put through a whole nother series of changes that there won’t be an extended period of disruption or you might even fact more turnover that would make it take longer to really drive improvement? Is that something you just have to get in there to really understand, or how do you think about that? Thank you.

Gene Hall:	So one of the things that we’re very focused on is minimizing that kind of disruption. So as we think about our implementation plans; kind of rule number one is let’s make sure we don’t make things worse as we get things better. And the way that – one of the things that we’ve done at Gartner that may not be as obvious – but we’ve talking about it a little in the past is, when we make changes we don’t do big bangs.

In general, what we do is we go out, we try things, we test it. We make sure it works and then we roll it out. And even then we do do it on a paced fashion. So we approach things in a way that – we call it getting to version one, version two, version three; as opposed to kind of more of a big change. And so the combination of – we know it works in the syndicated research business.

We know it works for large companies, for medium companies, for small companies. So we know where we want to get to. We’re very cognizant of when we – and on our path there, we need to do it in a way that is not disruptive and it sort of provides a – I’ll call it, a constant acceleration; as opposed to a hiccup and then more acceleration. And if you look at, again, our track record; the reason that our track record’s been so consistent is because we have – that’s what we have done at Gartner as well.

Gary Bisbee:	OK, great. And then just one last one, they – given that they’ve had challenges with bookings in the last 18 months, that did not improve in the fourth quarter – key fourth quarter/first quarter period. It seems like there’s some risk that they could actually see that pre-payment component of the cash flow go negative and have quite a bit worse cash conversion in the next year.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Do you have your arms around that? Is that a risk that could change the economics here or are you pretty comfortable that in the first year after you close the deal that the cash flow profile of your combined business will remain as attractive as it’s been?

Craig Safian:	Yes. Hey, Gary, good morning. It’s the latter. Their model is very consistent with our model. Their model focuses on upfront invoicing, their model is negative working capital. Their model has a very high EBITDA conversion of free cash flow. Their model generates free cash flow well in excess of net income, and we expect that to continue.

And again, combined with our great model, that’s what gives us confidence around the rapid deleveraging that we talked about a little earlier. So we really do think it’s – one of the really attractive elements from a financial or economic perspective is the cash flow conversion capability of CEB. Because it is so similar to Gartner and the combination of those two powerful cash flow models over the long term is going to general significant amounts of free cash flow.

Gary Bisbee:	Great. Thanks and congratulations. I think there’s a real opportunity for you to run the business better, so I look forward to seeing you do so.

Gene Hall:	Thank you, Gary.

Craig Safian:	Thanks.

Operator:	Your next question comes from Jeff Mueller of Baird.

Jeff Mueller:	Yes, thank you. What are the initial thoughts on what the plan’s going to be for how the sales force is going to be structured? And what vertical products are going to be selling?

Gene Hall:	So we have thoughts of – we have thoughts on how we’re going to organize the sales force. I don’t think this is the right forum to go through that level of detail, but I’ll leave it at this. Which is, today we at Gartner, as you know, sell to IT supply chain marketing and we sell too the Global 500, the Global 2000 and then the 100,000 companies beyond that.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

And we know how to structure sales force to be successful in those environments. And so I guess what I’d say is; we’re going to duplicate that kind of model and those playbooks with CEB. As to the details of that, it would take longer to explain than we have on the call. We’ll – I’m sure we’ll lay more of this out over time.

Jeff Mueller:	OK. Thank you.

Operator:	Your next question comes from Joseph Foresi of Cantor Fitzgerald.

Joseph Foresi:	Hi. So CEB has become – or has been very economically sensitive – or their business has been in the past. I’m wondering what assumptions about the demand backdrop you built into your revenue growth accelerations for the CEB business?

Craig Safian:	Hey, good morning, Joe. It’s Craig. We’ve essentially assumed the economic environment that we’re dealing with today continues. And again, our view on the improvement or the acceleration is really based upon the three value sources that Gene laid out earlier around, number one, really focusing on our best practices and operational execution.

Number two, expanding the geographic footprint. And then, number three, over time launching new products that really go after the mid-market. Again, we’ve assumed no better, no worse from an economic perspective.

Joseph Foresi:	OK. And then as far as how the opportunity was created, did you approach CEB or — because they’re actually — obviously, going through some transitions on the CEO level and have had some short term issues here. I’m wondering just how the conversations got started.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Craig Safian:	As I mentioned earlier on the call, we’ve known CEB for a very long period of time. And — the (inaudible) of it didn’t just happened in a right — in (inaudible) or anything like that. We’ve — and for this particular deal, we’ve been in discussions with Tom, their CEO, and their board over the last several months. That’s how it kind of got started.

Joseph Foresi:	OK, and then, the last one from me. I know you wanted to reserve how you’re going to discuss the changes in the sales function for a larger call, but maybe you could just pull out for us the number one area where you see the opportunity and how you think about that going forward? Thanks.

Craig Safian:	We’ve — based on our analysis, both before we engaged in this and also as we’ve done due diligence, we’ve identified specific operational areas that we think we can change and have an impact over a pretty short term, certainly in the first year. And so, we plan to implement those.

Then, there’s a set of other things like how you organize billing and that we’ll be a little more slow on. I think those two categories are the operational changes that we can make pretty quickly and then more structural things we’ll go more slowly on and take more time.

Joseph Foresi:	Anything that you can point out, though, operationally? Is there one specific area that you’re going to hit right away? I’m just looking for a little bit of a takeaway there. Thanks.

Craig Safian:	Well, I guess the thing to think about is, as we look at it, the single biggest opportunity in the short term is closing the 16 point retention gap between where they are and where we are today in wallet retention.

And so, as you know, we have a wallet retention playbook that has to do with things like making sure people are fully utilizing the services, making sure that when we sell a new client that we do a service kickoff with them so that they understand what to use and get in the habit of using it and we start to develop those habits.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Those are some examples of the kinds of things — it’s very operational and playbook oriented.

Joseph Foresi:	Got it, thank you.

Operator:	Your next question comes from the Hamzah Masari of Macquarie Capital.

Hamzah Masari:	Good morning, thank you. Just a question for Craig first. Craig, could you maybe talk about comfort with taking on leverage, maybe at a time where there’s some tax reform uncertainty, particularly around interest rate deductibility issues. Any color around that?

Craig Safian:	Sure, good morning, Hamzah. As we’ve discussed in the past, we, in analyzing our capital structure, had targeted two and half to three times gross leverage as our rough long term target. But as we’ve talked about, we would have no problem flexing up for the right value enhancing initiative.

And this, in fact, is that — the right time to flex up for a great, what we believe, significant value enhancing initiative. I can’t comment on corporate tax policy. We don’t know what that’s going to look like. But given everything we know about the debt markets, current corporate tax policy and potential changes, we felt like this was a great time for us to do this transaction for all the reasons that Gene mentioned.

And also, because of the prevailing market rates, we’re actually able to borrow at very competitive levels, as we talked about. And then again, we can delever very quickly, which also then takes a lot of pressure off of the P&L and of our leverage ratios.

Hamzah Masari:	OK, great, and just a follow up. On the next $25 million to $50 million, maybe if you could add some color as to the difference between the high end and the lower end of the synergy guidance. And then secondly, just on revenue synergies, I know you’re not quantifying them.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

But, order of magnitude, what’s bigger, new products, leveraging your global footprint — if you could just bucket what’s more significant or are they all sort of the same?

Craig Safian:	Well, sure, I’ll start on the revenue synergy side. I mean, they are all significant, obviously. And so, our goal to get that business growing at double digit rates — I think Gene laid out very well in terms of the timing and phasing, which is the retention rate stuff is the quickest that we can implement.

That will come first. And that will create significant uplift. Again, just closing half that gap, as Gene talked about, could take the company from very low, single digit rate growth — all other things equal, up to 8 percent or 9 percent or 10 percent growth. The geographic footprint, again, another really big opportunity.

You can see from our materials just how much more global Gartner’s business is as compared to the core CEB segment. And there’s a great opportunity there. And then, I think over the long term, that mid-market opportunity with new products and services across multiple functions potentially has the opportunity to be the largest opportunity.

I mean, it’s enormous, and it’s very consistent with the way we think about the Gartner technology opportunity as well. And so, again, it’s — each of them represents pretty significant chunks. But again, I would think about it in terms of a phased approach with retention first.

And again, that has long term (flow through) impact. Geographic expansion second. And then new products and acceleration in the mid-market third. In terms of the cost synergy range, the range has a lot to do with — we haven’t — we need to get in there and really understand everything at a really detailed level.

Some of it will be governed by how much we determine we want to reinvest to actually pull forward some of that accelerated growth. But we’re absolutely committed to the $25 million to $50 million net. And again, we expect to deliver that full year 2018, and that sticks on an ongoing and recurring basis as well.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Hamzah Masari:	OK, great, and just lastly — just one more question. How much of this business falls into your consulting bucket, or is it all research given the way you guys define both research and consulting? Thanks a lot.

Craig Safian:	Sure, there’s — the bulk of it looks a lot like our research business. There are events — core events as part of the CEB portfolio plus the Evanta acquisition that CEB completed earlier this year. And there’s probably a little bit of consulting. But the bulk of the business looks and feels a lot like our research business.

Hamzah Masari:	Great, thank you. Good luck with the deal. Thanks.

Craig Safian:	Thank you, Hamzah.

Gene Hall:	Thanks.

Operator:	Your next question comes from Peter Appert of Piper Jaffray.

Peter Appert:	Thanks. Gene, don’t take this as an insult, please, but it seems to me that you’re taking a great business, which is Gartner, and combining it with a much less great business, which is CEB. And the net result is an entity that probably grows at a slower pace going forward than what Gartner could have previously. How do you respond to that?

Gene Hall:	First, Gartner is a great business. I agree with that. Secondly, CEB is actually a great business. There are a lot of things that are going really well at CEB, so their products provide a lot of value to clients. If you look at their margins, they have great margins.

They’re just not growing that great. We know how in a subscription-based information services business — we are the best in the world at running those kinds of businesses. As I’ve said — and we’ve looked at this in detail — we know what to do with this business. We’re confident that we can grow CEB at the same rate as we’re growing the great Gartner business that you talked about.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

Now, their growth rate is not very good today, so it’s going to take some time to accelerate. The next couple of years they will — we expect that CEB will be growing slower than Gartner. But again, as you heard, by the third year we’re expecting to have double digit growth.

And frankly, we’re hoping that that double digit growth is more like Gartner’s double digit growth. And so, I hope — we’re aiming, is what I should say. And so, I think it would be wrong to think that this will be diluted to Gartner’s growth over the long term.

Peter Appert:	OK. Fair enough, thank you. And the — you’ve talked already — and I apologize, I got on a little late on the call on this — but you’ve talked already about retention improvement being such a critical part of the story. And I guess the part I’m having trouble with is the CEB guys aren’t dolts, they’ve been working on this for awhile.

You’ve been successful in having high retention but that could just be a function of the fundamental differences and the relative importance of the products so, any more color – in terms of specifics of what you think they’ve missed in terms of driving retention improvement?

Gene Hall:	So I talked about some of this earlier, Peter, so first we have play books on how to improve retention, keep it sustained, even in tough situations – even in tough times. And as we looked at them, they don’t use those playbooks. So in terms of things like – one of the things that we know is really important is driving usage.

So we have a whole organization at Gartner that drives usage of our products because we know that if we – the more clients use our products, the more the retention goes up. Another example is – I talked about mission critical priorities, when you’re working on a client’s mission critical priorities, by definition, they need you.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

When I first got to Gartner one of the problems we had is we would work on anything they wanted whether it was important or not. Well if you’re working on something that’s not very important then what happens is, when it comes time to renew they don’t renew it.

And so when you’re in the selling cycle and the servicing cycle, those are just two examples, if you’re focused on – again what we call mission critical priorities, things that are the top three priorities for the enterprise as a whole, if you’re doing that and you’re following kind of our playbooks in terms of services – and there’s a whole set of other things like service kick offs.

I mean this is not one thing; it’s a combination of several things that collectively drive very high rates of retention.

Peter Appert:	Go it. Thank you, Gene.

Operator:	We have time for one more question. Your final question comes from Jeff Silber of BMO Capital Markets.

Jeff Silber:	Thanks for sneaking me in, I’ll be quick. Can you talk about any type of client overlap, either by end market or specific geographic location?

Gene Hall:	Yes, so in terms of same enterprises buying CEB services and buying Gartner services, in the Global 500 there’s a substantial overlap as you’d expect. Because we both sell to the Global 500. If you look at what we actually sell – who we sell to, there’s very little overlap.

At an individual user level there’s almost no overlap, whatever size company. And so the – at an enterprise level there’s dollars from both but at a who’s actually buying – who the buying center is, to be specific the head of HR may be buying CEB services at any given company and the CIO may be buying Gartner services at any given company, but there’s not much overlap.

GARTNER, INC.

Moderator: Gene Hall

01-05-17/8:30 a. m. ET

Confirmation # 46334837

And as I mentioned earlier, even in IT, it’s typically not – if we’re both selling into IT, it’s typically not to the same person within IT, that would be unusual. So at a, who actually does the buying, there’s very little overlap.

Jeff Silber	Great and from a branding perspective, do you plan on maintaining the CEB brand or are you thinking about rebranding under Gartner?

Gene Hall:	Right, so I’d say that we don’t have a final decision on that. However, I will say that we think the CEB brand is very powerful. If you look at Gartner, we have more than one brand at Gartner.

So for example our CIO products are EXP, that’s the brand for our CIO products. So our current thinking is CEB would be a brand under Gartner. So it’d be a brand for a set of products, but take that as a stake in the ground as opposed to the final answer. And again it’s because they have a great brand, it’s very widely respected.

Jeff Silber:	All right, great. Thanks so much.

Operator:	Thank you this concludes today’s question and answer session. I would now like to turn the floor back over to Mr. Gene Hall for any additional or closing remarks.

Gene Hall:	So as you can tell we are really excited by this combination. There are tremendous value creation opportunities from the five areas I discussed earlier. We have the leadership team in place that has the bandwidth to catch these opportunities.

So thanks for joining us today and we look forward to updating you again on our progress.

Operator:	Thank you this concludes today’s conference. You may now disconnect. And have a wonderful day.

END

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will be,” “will,” “expects,” “expected,” “intends,” “continue,” or similar expressions, and include the assumptions that underlie such statements. These forward-looking statements include statements about future financial and operating results; benefits of the transaction to customers, stockholders and employees; potential synergies and cost savings; the ability of the combined company to drive growth and expand client relationships; the financing of the transaction and other statements regarding the proposed transaction. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

•	failure of the Company’s stockholders to adopt the Merger Agreement or that the companies will otherwise be unable to consummate the Merger on the terms set forth in the Merger Agreement;

•	the risk that the financing for the merger consideration will not be obtained;

•	the risk that the businesses will not be integrated successfully;

•	the risk that synergies will not be realized or realized to the extent anticipated;

•	uncertainty as to the market value of the non-cash portion of the merger consideration to be paid in the Merger;

•	the risk that required governmental approvals of the Merger will not be obtained;

•	the risk that, following this transaction, Gartner will not realize on its financing or operating strategies;

•	litigation in respect of either company or the Merger; and

•	disruption from the Merger making it more difficult to maintain certain strategic relationships.

The forward-looking statements contained in this Current Report are also subject to other risks and uncertainties, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016. The forward-looking statements in this Current Report are based on information available to the Company as of the date hereof, and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This communication is being made in respect of a proposed business combination involving Gartner and the Company. In connection with the proposed transaction, Gartner will file with the SEC a Registration Statement on Form S-4 that includes the preliminary proxy statement of the Company and that will also constitute a prospectus of Gartner. The information in the preliminary proxy statement/prospectus is not complete and may be changed. Gartner may not issue the common stock referenced in the proxy statement/prospectus until the Registration Statement on Form S-4 filed with the SEC becomes effective. The preliminary proxy statement/prospectus, this Current Report on Form 8-K and any related communication are not offers to sell Gartner securities, are not soliciting an offer to buy Gartner securities in any state where the offer and sale is not permitted and are not a solicitation of any vote or approval. The definitive proxy statement/prospectus will be mailed to stockholders of the Company.

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